Exhibit 99.1

PRESS RELEASE

ACTIS Global Ventures Announces Third Quarter 2006 Earnings Results: Quarterly Gross Profits Increased by 17%; Quarterly Sales Increased 26%;

CARLSBAD, Calif., Nov. 22 /PRNewswire-FirstCall/ -- ACTIS Global Ventures, Inc. OTC Bulletin Board: AGLV), a publicly held Nevada corporation (“ACTIS,” or the "Company"), reported consolidated results for the third quarter of 2006.

ACTIS reported consolidated net sales of $2,560,379 for the three months ended September 30, 2006, an increase of 26%, from $2,035,035 for the three months ended September 30, 2005. Consolidated net sales for the nine months ended September 30, 2006 increased to $8,212,859 from $5,584,291 for the same period in 2005, a 47% increase. The increase in sales in the three and nine month periods ended September 30, 2006 over the same periods in 2005 are primarily attributed to the continued growth of our BIOPRO Technology division.

Gross profits for the three months ended September 30, 2006 increased to $2,022,971 from $1,734,766 during the three months ended September 30, 2005, representing an increase of 17%. Gross profits for the nine months ended September 30, 2006 increased to $6,495,025 from $4,414,525 over the same period in 2005, an increase of 47%. The increase in gross profits in the three and nine months ended September 30, 2006 is directly attributable to the increase in sales in the 2006 periods over the 2005 periods.

Operating expenses for the three months ended September 30, 2006 were $2,554,930 compared to $2,157,875 for the three months ended September 30, 2005. Operating expenses for the nine months ended September 30, 2006 were $7,793,845 compared to $5,741,329 for the nine months ended September 30, 2005. The increase in operating expenses is due to increased sales commission expense on increased sales, as well as increased sales and marketing expenses due to efforts to promote BIOPRO Technology, and non-cash stock based compensation for finance and investor relations consulting services.

Consolidated loss from operations for the three months ended September 30, 2006 increased to $531,959 from $423,109 in 2005. Consolidated loss from operations for the nine months ended September 30, 2006 decreased to $1,298,820 from $1,326,804 in 2005.

Consolidated loss from continuing operations for the three months ended September 30, 2006 was $661,213, or $0.00 per share, compared to a consolidated loss from continuing operations of $828,300, or $0.01 per share, for the three months ended September 30, 2005. Consolidated loss from continuing operations for the nine months ended September 30, 2006 was $3,508,223, or $0.02 per share, compared to a consolidated loss from operations of $2,164,628, or $0.03 per share for the same period in 2005. Included in the net loss from continuing operations for the three and nine months ended September 30, 2006 are net other non-cash expenses of approximately $112,000 and $2,194,000, respectively, compared to net other non-cash expenses reported in the comparable 2005 periods of approximately $453,000 and $832,000.

In September 2006, the Company made the decision to discontinue the operations of BIOPRO Asia in the Philippines. Accordingly, results of this subsidiary for the 2006 and 2005 periods are reflected as discontinued operations. Consolidated loss from discontinued operations for the three months ended September 30, 2006 was $102,148, or $0.00 per share, compared to a consolidated loss from discontinued operations of $50,913, or $0.00 per share, for the three months ended September 30, 2005. Consolidated loss from discontinued operations for the nine months ended September 30, 2006 was $231,535, or $0.00 per share, compared to a consolidated loss from discontinued operations of $50,913, or $0.00 per share for the same period in 2005. Included in the net loss from discontinued operations for the three and nine months ended September 30, 2006 is loss on disposal of subsidiary assets of $37,384 which represents the write-off of the assets of BIOPRO Asia in the Philippines.

Consolidated net loss attributable to common stockholders for the three months ended September 30, 2006 was $763,361, or $0.00 per share, compared to a consolidated net loss of $879,213, or $0.01 per share, for the three months ended September 30, 2005. Consolidated net loss attributable to stockholders for the nine months ended September 30, 2006 was $3,739,758, or $0.03 per share, compared to a consolidated net loss of $2,215,541, or $0.03 per share for the same period in 2005. Net loss decreased by $115,852 for the three months ended September 30, 2006 compared with the same period in 2005 due to lower net other non-cash expenses, partially offset by higher operating expenses, losses on minority interest compared with gains in the same period of 2005, and higher loss on discontinued operations. Net loss increased by $1,524,217 for the nine months ended September 30, 2006 over the comparable period in 2005 due to higher net other non-cash expenses and higher loss from discontinued operations.

Commenting on the Q3 2006 results, Ray W. Grimm, ACTIS' chief executive officer states: "We are pleased to report our continued increase in revenues for the third quarter of 2006 by 26% over the third quarter in 2005. Our consolidated loss from operations of approximately $500,000 was higher than the previous three months ended June 30, 2006 of approximately $300,000 due to lower sales of about $500,000 in the third quarter, and higher non-cash stock-based compensation expense of approximately $200,000 relating to finance and investor relations consulting services. The lower sales were the result of supply issues with one of our largest revenue generating products. Those supply issues have now been resolved and we expect sales for the fourth quarter of 2006 to exceed sales in the third quarter of 2006.” With respect to the discontinued operations, Mr. Grimm commented that: “Although we are disappointed that the operations of BIOPRO Asia in the Philippines did not meet our near-term goals and resulted in us discontinuing those operations, eliminating those losses will improve future financial results. We still believe the market in other Asian countries represents excellent growth potential for our Company."

The information contained in this press release should be read in connection with the Company's Quarterly Reports on Form 10-QSB for the periods ended September 30, 2006, June 30, 2006 and March 31, 2006, and its Annual Report on Form 10-KSB for the year ended December 31, 2005. The Report from the Company's Independent Registered Public Accounting Firm contained in the Company's Annual Report on Form 10-KSB includes an explanatory paragraph as to the Company's ability to continue as a going concern, and other information necessary for an understanding of the Company.

About ACTIS Global Ventures, Inc.

ACTIS Global Ventures, Inc. (OTC Bulletin Board: AGLV), formerly FemOne, Inc., (OTC Bulletin Board: FEMO), based in Carlsbad, California markets and sells products through direct sales and direct response television. Its direct sales are generated through two divisions, BIOPRO Technology distributing Bioenergetics products in the United States, Canada, Australia, New Zealand, and South Africa, and FemOne, distributing nutritional products in the United States and Canada. Its Direct Response Television sales are generated through its subsidiary SRA Marketing.

More information about BIOPRO Technology and FemOne products can be found on the company's web sites at http://www.bioprotechnology.com or http://www.femone.com. Investors are invited to contact the Company by visiting its website at http://www.actisglobalventures.com, or by contacting its CEO, Ray Grimm, by e-mail at IR@actisglobalventures.com or by telephone at (760) 448-2498.

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward- looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements

ACTIS GLOBAL VENTURES, INC.
Consolidated Statements of Operations
For the Three and Nine months ended September 30, 2006 and 2005
(Unaudited)

	Three Months Ended		Nine months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES
Product sales	$2,560,379	$2,035,035	$8,212,859	$5,584,291
Cost of sales	537,408	300,269	1,717,834	1,169,766
GROSS PROFIT	2,022,971	1,734,766	6,495,025	4,414,525

EXPENSES
Sales commissions	907,565	884,491	3,207,953	2,337,093
Order fulfillment costs	234,079	182,808	766,302	476,999
Sales and marketing	662,900	527,699	2,022,014	1,586,148
General and administrative	750,386	562,877	1,797,576	1,341,089
Total operating expenses	2,554,930	2,157,875	7,793,845	5,741,329
LOSS FROM OPERATIONS	(531,959)	(423,109)	(1,298,820)	(1,326,804)

OTHER INCOME (EXPENSE)
Amortization of debt discount	(1,043,834)	(497,851)	(2,846,539)	(1,419,665)
Gain (loss) on warrant derivative liability	1,066,962	201,381	(15,928)	1,002,704
Gain on extinguishment of debt	--	--	1,101,070	--
Interest and finance charges	(133,832)	(162,183)	(425,012)	(427,328)
Other income (expense)	(1,765)	5,255	(7,645)	12,465
Total other income (expense)	(112,469)	(453,398)	(2,194,054)	(831,824)

LOSS FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST
AND INCOME TAX EXPENSE	(644,428)	(876,507)	(3,492,874)	(2,158,628)

MINORITY INTEREST IN SUBSIDIARIES	(13,763)	48,207	(6,327)	(6,000)
INCOME TAX EXPENSE	(3,022)	--	(9,022)	--

LOSS FROM CONTINUING OPERATIONS	(661,213)	(828,300)	(3,508,223)	(2,164,628)

DISCONTINUED OPERATIONS

LOSS FROM DISCONTINUED OPERATIONS	(102,148)	(50,913)	(231,535)	(50,913)

NET LOSS	$(763,361)	$(879,213)	$(3,739,758)	$(2,215,541)

PER COMMON SHARE -
Basic and Diluted
Loss from continuing operations	$(0.00)	$(0.01)	$(0.02)	$(0.03)
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Net loss	$(0.00)	$(0.01)	$(0.03)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -
Basic and Diluted	169,024,252	94,584,451	148,552,765	72,113,112

ACTIS GLOBAL VENTURES, INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$48,199	$300,619
Accounts receivable	368,939	137,372
Accounts receivable, related party	27,770	29,195
Inventory	506,149	668,082
Inventory deposits	9,960	118,361
Prepaid expenses	98,423	126,433
Assets of discontinued subsidiary	11,271	93,656
Total current assets	1,070,711	1,473,718

Property and equipment, net	217,272	181,605
Other assets
Intangible assets, net	198,632	212,149
Deferred debt issue costs	97,748	237,172
Deposits	182,000	171,368
Total other assets	478,380	620,689

Total assets	$1,766,363	$2,276,012

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$934,436	$500,602
Accrued sales tax	479,974	248,285
Accrued interest, related party	--	114,792
Accrued interest, convertible notes	510,956	225,368
Accrued commissions	309,932	269,001
Accrued payroll and payroll tax	270,813	147,171
Accrued bonus	171,830	122,089
Deferred compensation	94,516	95,944
Customer deposits	27,844	20,297
Deferred rent	55,410	51,435
Notes payable - related parties	--	339,159
Liabilities of discontinued subsidiary	33,633	699
Warrant derivative liability	235,418	219,489
Convertible notes payable, net	2,302,350	1,677,505
Total current liabilities	5,427,112	4,031,836

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN SUBSIDIARIES	58,606	52,279

STOCKHOLDERS' DEFICIT
Common Stock, 5,000,000,000 common shares, $0.001 par value, authorized, 201,285,122 and 111,707,051 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	201,286	111,708
Additional paid-in capital	8,257,853	6,529,428
Accumulated deficit	(12,201,718)	(8,461,960)
Accumulated other comprehensive income	23,224	12,721
Total stockholders' deficit	(3,719,355)	(1,808,103)

Total liabilities and stockholders' deficit	$1,766,363	$2,276,012